Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

April 1, 2024

Solventum Corporation
3M Center, Building 275-6W
2510 Conway Avenue East
Maplewood, MN 55144
Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Solventum Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), under the Securities Act of 1933, as amended (the “Securities Act”) to which this opinion is included at Exhibit 5.1. The Registration Statement relates to (x) the issuance by the Company of up to 15 million shares of common stock, par value $0.01 per share, of the Company (the “Shares”) which may be issued pursuant to the Solventum Corporation 2024 Long-Term Incentive Plan; and (y) the issuance by the Company of up to 4 million Shares which may be issued pursuant to the Solventum Employee Stock Purchase Plan (the Solventum Corporation 2024 Long-Term Incentive Plan and the Solventum Employee Stock Purchase Plan collectively, the “Equity Plans”). The Equity Plans were adopted by the board of directors of the Company (the “Board”) in connection with the contemplated distribution by 3M Company of approximately 80.1% of the issued and outstanding Shares immediately prior to such distribution (the “Distribution”).

The Registration Statement also relates to an aggregate of $20 million in unsecured obligations of the Company to pay deferred compensation in the future (“Deferred Compensation Obligations”) under the Solventum VIP Excess Plan. We are not providing any opinion as to the Deferred Compensation Obligations, which are addressed by the opinion set forth in Exhibit 5.2 to the Registration Statement.

In rendering this opinion, we have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, in each case, as expected to be in effect immediately following the Distribution and in substantially the forms set forth as exhibits 4.1 and 4.2 to the Registration Statement (respectively, the “Charter” and “Bylaws”), the Equity Plans, and the resolutions of the Board adopting the Equity Plans and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion, we have relied upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company. In addition, we have assumed that each applicable Equity Plan will be effective at the time that the shares are issued.

In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents.

In rendering the opinion set forth below, we have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares and that the certificates, if any, evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Charter and Bylaws become effective and the Shares have been issued and delivered pursuant to the terms and conditions set forth in the Registration Statement, the prospectus delivered to participants in the applicable Equity Plan and the applicable Equity Plan, the Shares will be validly issued, duly authorized, fully paid and nonassessable.

We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law. This opinion letter is being furnished solely in connection with the offer, sale and issuance of the

Shares and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz